Exhibit 99.1

Starco Brands (STCB) To Launch Whipshots®, a Game-Changing, Vodka-Infused Whipped Cream, In Partnership with Entrepreneur and Global Artist Cardi B

Launching in 2021, Whipshots Is a One-of-a-Kind Product Poised to Change the Spirits Industry

September 15, 2021 Santa Monica, CA —Starco Brands is proud to announce the upcoming launch of Whipshots®, a non-dairy, vodka-infused whipped cream that will launch in partnership with artist, entertainer, businesswoman and cultural icon Cardi B.

Launching later this year, Whipshots will add a playful shot of sophistication, indulgence and luxury to any drink or party. As a non-dairy product, Whipshots does not require refrigeration, and it will be available on the shelf and behind the bar alongside other spirits.

“Whipshots is poised to change the market and give consumers something new, exciting and delicious in the alcohol sector,” says Ross Sklar, CEO of Starco Brands. “By partnering with Cardi, we are creating a party in a can – bringing to life a juxtaposition of luxury and fun in a groundbreaking product with unmatched taste. This is a huge moment for Starco Brands, and we can’t wait for everyone to experience Whipshots.”

Starco Brands engaged cultural icon Cardi B as Partner of Whipshots. Cardi was instantly drawn to the product’s innovation, playfulness, luxurious experience and incomparable taste. Her role will extend to creative direction and working with the Starco Brands team on Whipshots’ approach to the marketplace.

“I’m so excited to join Starco Brands with this incredible opportunity,” explains Cardi B. “Whipshots matches my style—over the top, sexy, unique,” explains Cardi B. “Together we’re completely innovating whipped cream and giving it an extra pop. Whipshots is Cardi in a can.”

Starco Brands is a disruptive and scaling company that prides itself on only tackling products and technologies that are truly behavior-changing. Starco Brands packs a powerful punch by offering high-end products in novel ways. Cardi B is known for her unique innovative style and staying true to her own brand. With Whipshots, two disruptors have joined forces to shake up the spirits vertical.

Whipshots will be available in stores and online. Follow @whip_shots and visit Whipshots.com for more information.

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About Whipshots

Developed by Starco Brands, Whipshots is a first-of-its-kind alcoholic whipped cream that is a party in a can and will launch in 2021 with Partner and Shot Director Cardi B. Whipshots is a playful shot of sophistication that will indulge your curiosity and senses. The boozy whipped cream is non-dairy, does not require refrigeration and can be found next to other spirits at retail locations and behind the bar. Follow Whipshots @whip_shots and visit whipshots.com for more information leading up to launch.

About Starco Brands

Starco Brands (STCB) is an innovative branded consumer packaged goods company focused on technological innovation that changes the current landscape for the better. Starco Brands invents cutting-edge brands that change our behavior. Starco Brands is a public company for the public and develops products across a variety of categories including: Household Cleaning, Personal Care, OTC, Food, Beverage & Spirits and DIY Hardware. For more information about Starco Brands, please visit www.starcobrands.com.

MEDIA CONTACT:

Ariel Moses l Rogers & Cowan PMK

Whipshots@rogersandcowanpmk.com